August 16, 2011

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under “Changes In and Disagreements with Accountants” in the Form S-1/A dated August 16, 2011 of Pequot Resources, Inc. (formerly Atlas Resources, Incorp.) (a development stage company) and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

/s/ Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill